ADDENDUM TO SUB-ADVISORY AGREEMENT
                        DIVERSIFIED SMALL CAP GROWTH FUND
                           TOUCHSTONE STRATEGIC TRUST

This Agreement is entered into as of September 5, 2006 by and between Touchstone Advisors, Inc. ("Touchstone") and Fort Washington Investment Advisors, Inc. ("Fort Washington").

            WHEREAS, Touchstone and Fort Washington entered into a Sub-Advisory Agreement dated as of September 5, 2006, (the "Sub-Advisory Agreement") with respect to the Diversified Small Cap Growth Fund (the "Fund"), a series of Touchstone Strategic Trust; and

            WHEREAS, Touchstone and Fort Washington wish to enter into this Addendum to the Sub-Advisory Agreement;

            NOW, THEREFORE, it is agreed by and between the parties hereto as follows:

      1.    Fort Washington will waive compensation due to it pursuant to
            Section 3 of the Sub-Advisory Agreement such that Fort Washington will receive a monthly fee equal on an annual basis to 0.40% of the Fund's average daily net assets until such time as is mutually agreed upon by Touchstone and Fort Washington.

      2. Except for the provisions of this Addendum, the Sub-Advisory Agreement shall continue in full force and effect and be binding upon the parties notwithstanding the execution and delivery of this Addendum.

      3. This Addendum shall be binding upon the parties and, to the extent permitted by the Sub-Advisory Agreement, their respective successors and assigns.

IN WITNESS WHEREOF, each of the parties hereto has caused this Addendum to be duly executed and delivered in its name and on its behalf by their respective officers thereunto duly authorized, all as of the day and year first above written.

TOUCHSTONE ADVISORS, INC.              FORT WASHINGTON INVESTMENT ADVISORS, INC.


By: /s/ James H. Grifo                 By: /s/ Maribeth S. Rahe
    --------------------------------       -------------------------------------
Print Name:                            Print Name:
            ------------------------               -----------------------------
Print Title: President                 Print Title: President & CEO
Date: September 5, 2006                Date: September 5, 2006